Filed Pursuant to Rule 433
Registration Statement No. 333-233543-02
Dated February 18, 2020

Commonwealth Edison Company

First Mortgage 2.200% Bonds, Series 128, due 2030
First Mortgage 3.000% Bonds, Series 129, due 2050

February 18, 2020

Pricing Term Sheet

	Series 128	Series 129
Issuer:	Commonwealth Edison Company	Commonwealth Edison Company
Ratings*:	A1 (Moody’s); A (S&P); A (Fitch)	A1 (Moody’s); A (S&P); A (Fitch)
Securities:	First Mortgage 2.200% Bonds, Series	First Mortgage 3.000% Bonds, Series
	128, due 2030	129, due 2050
Trade Date:	February 18, 2020	February 18, 2020
Settlement Date**:	February 25, 2020 (T+5)	February 25, 2020 (T+5)
Principal Amount:	$350,000,000	$650,000,000
Maturity Date:	March 1, 2030	March 1, 2050
Coupon:	2.200%	3.000%
Benchmark Treasury:	1.500% due February 15, 2030	2.375% due November 15, 2049
Benchmark Treasury Price /	99-16 / 1.554%	108-07 / 2.007%
Yield:
Spread to Benchmark Treasury:	68 basis points	100 basis points
Yield to Maturity:	2.234%	3.007%
Public Offering Price:	99.696% of the principal amount	99.862% of the principal amount
Interest Payment Dates:	March 1 and September 1 of each year,	March 1 and September 1 of each year,
	commencing September 1, 2020	commencing September 1, 2020
Optional Redemption Provisions:	At any time prior to December 1, 2029 (three months prior to the maturity date), at a make whole price equal to the greater of (a) 100% of the principal amount or (b) discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate plus 12.5 basis points; and on or after December 1, 2029, at 100% of the principal; plus, in each case, accrued and unpaid interest to, but excluding, the redemption date	At any time prior to September 1, 2049 (six months prior to the maturity date), at a make whole price equal to the greater of (a) 100% of the principal amount or (b) discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate plus 15 basis points; and on or after September 1, 2049, at 100% of the principal; plus, in each case, accrued and unpaid interest to, but excluding, the redemption date
CUSIP / ISIN:	202795 JR2 / US202795JR2	202795 JS0 / US202795JS00
Joint Book-Running Managers:	BNP Paribas Securities Corp.	BNP Paribas Securities Corp.
	BofA Securities, Inc.	BofA Securities, Inc.
	Citigroup Global Markets Inc.	Citigroup Global Markets Inc.
	MUFG Securities Americas Inc.	MUFG Securities Americas Inc.
	Credit Agricole Securities (USA) Inc.	Credit Agricole Securities (USA) Inc.
	PNC Capital Markets LLC	PNC Capital Markets LLC
	SMBC Nikko Securities America, Inc.	SMBC Nikko Securities America, Inc.
Senior Co-Managers	Loop Capital Markets LLC	Loop Capital Markets LLC
	Siebert Williams Shank & Co., LLC	Siebert Williams Shank & Co., LLC
Co-Managers:	AmeriVet Securities Inc.	AmeriVet Securities Inc.
	Apto Partners, LLC	Apto Partners, LLC
	Huntington Securities, Inc.	Huntington Securities, Inc.
	Penserra Securities LLC	Penserra Securities LLC
	R. Seelaus & Co., LLC	R. Seelaus & Co., LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect to deliver the bonds on or about February 25, 2020, which will be the fifth business day following the date of this term sheet (“T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of this term sheet or the next two succeeding business days will be required, by virtue of the fact that the bonds initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. at 1-800-854-5674, BofA Securities, Inc. at 1-800-294-1322, Citigroup Global Markets Inc. at 1-800-831-9146 or MUFG Securities Americas Inc. at 1-877-649-6848.